Exhibit 1

NXP Semiconductors Reports Second Quarter 2016 Results

Q2 2016
Revenue	$2.365 billion
GAAP Gross margin	46.5%
GAAP Operating margin	(1.1%)
GAAP Diluted earnings per share	($0.04)

Non-GAAP Gross margin	50.0%
Non-GAAP Operating margin	25.6%
Non-GAAP Diluted earnings per share	$1.39

EINDHOVEN, The Netherlands, July 28, 2016 – NXP Semiconductors N.V. (NASDAQ: NXPI) today reported financial results for the second quarter 2016, ended July 3, 2016, and provided guidance for the third quarter of 2016.

“NXP delivered solid results for the second quarter of 2016, with revenue at $2.37 billion, an increase of 57 percent year on year, an increase of 6 percent versus the prior quarter and $20 million above the mid-point of our guidance. HPMS segment revenue was $2.01 billion, an increase of 76 percent year-on-year, and an increase of approximately 5 percent from the prior quarter. Standard Product segment revenue was $303 million, a decrease of 6 percent year-on-year and an increase of 11 percent from the prior quarter. Our GAAP diluted net loss per share was ($0.04), primarily due to merger-related accounting, and our non-GAAP diluted earnings per share of $1.39 was near the high end of our guidance, as a result of positive fall through on incrementally higher revenue and good operating expense control. During the quarter, we repaid $100 million of debt and we returned cash to shareholders, by repurchasing $365 million or approximately 4.3 million shares of our stock,” said Richard Clemmer, NXP Chief Executive Officer.

“On a comparable basis, taking into account the Freescale merger and product line divestures, our year-on-year revenue trends reflect the semiconductor industry weakness that accelerated throughout the second half of 2015. On a comparable basis, total revenue was down approximately 8 percent year on year, notwithstanding our Automotive operating segment which delivered positive year-on-year comparable growth. We believe we have begun to see incremental positive trends in a number of our businesses, with comparable sequential revenue up approximately 6 percent into the second quarter. While we anticipate many of the headwinds experienced in the second half of 2015 should begin to generally subside in the coming quarters, the overall demand environment currently continues to be subdued.

“In summary, I am pleased with the progress we continue to achieve. In the second quarter we took another step in our journey, as we announced the divesture of our Standard Products business. We continue to anticipate the transaction to close in the first quarter of 2017. I would like to thank all of the members of the Standard Products business for their years of hard work and dedication,” said Clemmer.

Summary of Reported Second Quarter 2016 Results ($ millions, except diluted EPS, unaudited)

	Q2 2016	Q1 2016	Q2 2015	Q - Q	Y - Y
Product Revenue	$2,317	$2,185	$1,468	6.0%	57.8%
Corporate & Other	$48	$39	$38	23.1%	26.3%

Total Revenue	$2,365	$2,224	$1,506	6.3%	57.0%
GAAP Gross Profit	$1,099	$597	$724	84.1%	51.8%
Gross Profit Adjustments (1)	$(84)	$(515)	$(10)
Non-GAAP Gross Profit	$1,183	$1,112	$734	6.4%	61.2%
GAAP Gross Margin	46.5%	26.8%	48.1%
Non-GAAP Gross Margin	50.0%	50.0%	48.7%
GAAP Operating Income	$(26)	$(471)	$332	NM	NM
Operating Income Adjustments (1)	(632)	(990)	(86)
Non-GAAP Operating Income	$606	$519	$418	16.8%	45.0%
GAAP Operating Margin	-1.1%	-21.2%	22.0%
Non-GAAP Operating Margin	25.6%	23.3%	27.8%
GAAP Net Income / (Loss)	$(13)	$(398)	$300	NM	NM
Net Income Adjustments (1)	(499)	(799)	(51)
Non-GAAP Net Income / (Loss)	$486	$401	$351	21.2%	38.5%
GAAP EPS	$(0.04)	$(1.16)	$1.23	NM	NM
EPS Adjustments (1)	$(1.43)	$(2.30)	$(0.21)
Non-GAAP EPS	$1.39	$1.14	$1.44	21.9%	-3.5%

(1)	Please see “Non-GAAP Financial Measures” on page 4 of this release

Additional Information for the Second Quarter 2016:

•	In recent months the U.S. Securities and Exchange Commission (“SEC”) has increased its focus on the general use of non-GAAP financial metrics and reporting by U.S. listed companies. In May 2016, the SEC issued new and revised Compliance & Disclosure Interpretations that relate to the reporting of non-GAAP financial measures by all U.S. listed companies (www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm). As a result, NXP has re-evaluated its use of non-GAAP financial information, to ensure that when used in conjunction with its reported GAAP results, its non-GAAP financial information provides a clear reflection of the underlying operational performance of NXP. Starting for the third quarter of 2016, NXP will limit its forward guidance to the following GAAP financial information; Revenue, Gross Profit, Operating Income, Financial Income and Expense, Non-Controlling Interest and Net Cash Paid for Income Taxes. In addition, NXP will limit the non-GAAP financial measures in its forward guidance and subsequent results to non-GAAP Gross Profit, non-GAAP Operating Income, and non-GAAP Financial Income and Expense.

•	On April 27, 2016, NXP redeemed $100 million aggregate principal amount of its 3.5% senior notes due 2016, which left $200 million outstanding.

•	On May 23, 2016, NXP issued and sold $850 million aggregate principal amount of 4.125% senior unsecured notes due 2021 and $900 million aggregate principal amount of 4.625% senior unsecured notes due 2023. NXP used the net proceeds from the offering of the notes and cash on hand to repay $1,250 million aggregate principal amount of its existing secured term loan B due 2020 and $500 million aggregate principal amount of its outstanding senior secured notes due 2021

•	A loss of $23 million relative to the early extinguishment of debt was recognized in relation to the aforementioned financing activities.

•	On June 14, 2016 NXP announced that it had reached an agreement to divest its Standard Products business to a consortium of financial investors consisting of Beijing Jianguang Asset Management Co., Ltd (“JAC Capital”) and Wise Road Capital LTD (“Wise Road Capital”). Under the terms of the agreement the consortium will pay approximately $2.75 billion for the business. The transaction is expected to close in the first quarter of 2017, pending all required regulatory approvals and employee representative consultations.

•	During the second quarter of 2016, SSMC, NXP’s consolidated joint-venture wafer fab with TSMC, reported second quarter 2016 operating income of $37 million, EBITDA of $51 million and a closing cash balance of $555 million.

•	During the second quarter of 2016, utilization in the combined NXP wafer-fabs averaged 91 percent.

•	During the second quarter of 2016, NXP repurchased approximately 4.33 million shares for a total cost of approximately $365 million. Weighted average number of shares outstanding (after deduction of treasury shares) for the three month period ended July 3, 2016 was 341.3 million and as the company reported a net loss, it excludes the incremental impact of dilutive potential common shares of 8.1 million.

Supplemental Information ($ millions, unaudited) (1, 2, 3, 4)

	Q2 2016	Q1 2016	Q2 2015		Q2 2016 Reported		Q2 2016 Combined Adj. Revenue
	As Reported	As Reported	As Reported	Combined Adj. Revenue	Q-Q	Y-Y	Q - Q	Y-Y
Automotive	$858	$805	$310	$815	7%	177%	7%	5%
Secure Identificantion Solutions (SIS)	$200	$212	$257	$257	-6%	-22%	-6%	-22%
Secure Connected Devices (SCD)	$514	$471	$276	$569	9%	86%	9%	-10%
Secure Interface & Infrastructure (SI&I)	$442	$423	$303	$547	4%	46%	4%	-19%

High Performance Mixed Signal (HPMS)	$2,014	$1,911	$1,146	$2,188	5%	76%	5%	-8%
Standard Products (STDP)	$303	$274	$322	$324	11%	-6%	11%	-6%

Product Revenue	$2,317	$2,185	$1,468	$2,512	6%	58%	6%	-8%
Corporate & Other	$48	$39	$38	$50	23%	26%	23%	-4%

Total Revenue	$2,365	$2,224	$1,506	$2,563	6%	57%	6%	-8%

Note:

1.	As a result of the Freescale Semiconductor (“Freescale”) Merger, NXP has included previously reported Freescale product group revenue into its various existing High Performance Mixed Signal (HPMS) and Standard Products (STDP) segments. As of the fourth quarter 2015, the NXP HPMS business lines include the following (1) Automotive, which includes revenue from Freescale’s Automotive MCU and Analog & Sensor product groups; (2) Secure Connected Devices, which includes revenue from Freescale’s Microcontroller product group; and (3) Secure Interface & Infrastructure, previously known as Secure Interface & Power which includes revenue from Freescale’s Digital Networking and RF product groups. Additionally, certain portions of Freescale’s Analog & Sensor product group and Other revenue is apportioned to various NXP business lines consistent with NXP’s prior product and revenue classification approach, this included product-functionality alignment as well as intellectual property (IP) sales and licensing revenue.
2.	The preceding table sets forth our unaudited combined adjusted quarterly financial information, including estimates of segment and relative business line allocations, for the three month periods ended July, 5, 2015 in addition to the as reported information for the three month periods ended July 3, 2016, April 3, 2016 and July 5, 2015. This combined adjusted financial information has been derived from the audited consolidated financial statements of NXP for the years ended December 31, 2015 and the unaudited condensed consolidated financial statements of Freescale for the period ended July 3, 2015. In each case, we have excluded revenue generated in our RF Power business, which was divested in connection with the closing of the Freescale Merger on December 7, 2015, and our Bi-Polar business, which was divested on November 9, 2015 but have not otherwise made adjustments to the historical figures. In addition, the preceding information does not give effect to the financial impact on our statement of operations for any other acquisitions or divestitures made by NXP or Freescale during the periods presented.

The unaudited combined adjusted financial information and segment allocation in the preceding table represent NXP management’s current estimate of the combined financial information based on historical financial information of NXP and Freescale. This unaudited combined adjusted financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Freescale Merger been completed as of the dates indicated. In addition, the unaudited combined adjusted financial information does not purport to project the future financial position or results of operations of the combined company and do not reflect synergies that might be achieved from the combined operations.

The unaudited combined adjusted financial information in the preceding table has not been prepared in accordance with the requirements of Regulation S-X of the U.S. Securities Act or US GAAP. Neither the assumptions underlying the adjustments nor the resulting adjusted financial information have been audited or reviewed in accordance with any generally accepted auditing standards. The information presented should be read in conjunction with the historical consolidated financial statements of NXP and Freescale, which are filed with the SEC.

3.	Combined adjusted revenue is the combined consolidated revenue of NXP and Freescale for each of the quarterly periods presented. The information excludes the divestment of previously announced business and the creation of joint-ventures. The unaudited adjusted financial information has been prepared for comparative purposes only and does not purport to be indicative of the revenue performance that would have been achieved had the acquisition taken place at the beginning of the periods shown. In addition, this information is not intended to be a projection of future results from the combined operations.
4.	Combined adjusted product revenue is the combination of revenue from the High Performance Mixed Signal (HPMS) and Standard Products (STDP) segments. Percent of quarterly total amounts may not add to 100 percent due to rounding

Guidance for the Third Quarter 2016: ($ millions) (1)

	Guidance Range
	GAAP			Reconciliation	non-GAAP
	Low	Mid	High		Low	Mid	High
Product Revenue	$2,368	$2,417	$2,466	$—	$2,368	$2,417	$2,466
Q-Q	2%	4%	6%		2%	4%	6%
Other Revenue	$47	$48	$49	$—	$47	$48	$49

Total Revenue	$2,415	$2,465	$2,515	$—	$2,415	$2,465	$2,515
Q-Q	2%	4%	6%		2%	4%	6%
Gross Profit	$1,147	$1,185	$1,221	$(54)	$1,201	$1,239	$1,275
Gross Margin	47.5%	48.0%	48.5%		49.7%	50.2%	50.7%
Operating Income (loss)	$132	$158	$184	$(521)	$653	$679	$705
Operating Margin	5.4%	6.4%	7.3%		27.0%	27.5%	28.0%
Financial income (expense)	$(100)	$(100)	$(100)	$(12)	$(88)	$(88)	$(88)

Note (1) Additional Information:

1.	GAAP Gross Profit includes Purchase Price Accounting (“PPA”) effects, ($58 million); Stock Based Compensation, ($12 million); Other Incidentals, $16 million;
2.	GAAP Operating Profit includes PPA effects, ($407 million); Restructuring, ($25 million); Stock Based Compensation, ($80 million); Merger related costs ($25 million); Other Incidentals, $16 million;

3.	GAAP Financial Income (expense) includes PPA effects $3 million; Non-cash interest expense on convertible notes, ($10 million); Other financial expense ($5 million);

4.	Net cash paid for income taxes is expected to be between ($17 million) and ($19 million);

5.	Non-controlling interest is expected to be between ($14 million) and ($16 million);

NXP has based the guidance included in this release on judgments and estimates that management believes are reasonable given its assessment of historical trends and other information reasonably available as of the date of this release. Please note, the guidance included in this release consists of predictions only, and is subject to a wide range of known and unknown risks and uncertainties, many of which are beyond NXP’s control. The guidance included in this release should not be regarded as representations by NXP that the estimated results will be achieved. Actual results may vary materially from the guidance we provide today. In relation to the use of non-GAAP financial information see the note regarding “Non-GAAP Financial Measures” below. For the factors, risks and uncertainties to which judgments, estimates and forward-looking statements generally are subject see the note regarding “Forward-looking Statements.” We undertake no obligation to publicly update or revise any forward-looking statements, including the guidance set forth herein, to reflect future events or circumstances.

Non-GAAP Financial Measures

In managing NXP’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting NXP’s business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in NXP’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in NXP’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Reconciliations of these non-GAAP measures to the most comparable measures calculated in accordance with GAAP are provided in the financial statements portion of this release in a schedule entitled “Financial Reconciliation of GAAP to non-GAAP Results (unaudited).” Please refer to the NXP Historic Financial Model file found on the Financial Information page of the Investor Relations section of our website at www.nxp.com/investor for additional information related to our rationale for using these non-GAAP financial measures, as well as the impact of these measures on the presentation of NXP’s operations.

In addition to providing financial information on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), NXP also provides the following selected financial measures on a non-GAAP basis: (i) Gross profit, (ii) Gross margin, (iii) Research and development, (iv) Selling, general and administrative, (v) Other income, (vi) Operating income (loss), (vii) Operating margin, (viii) Financial Income (expense), (ix) Cash tax expense (x) Results relating to equity-accounted investees, (xi) Net income (loss), (xii) Net income (loss) attributable to stockholders, (xiii) Weighted average shares –diluted, (xiv) Diluted net income (loss) attributable to stockholders per share, (xv) EBITDA, adjusted EBITDA and trailing 12 month adjusted EBITDA, and (xvi) non-GAAP free cash flow. The non-GAAP information excludes the amortization of acquisition related intangible assets, the purchase accounting effect on inventory and property, plant and equipment, merger related costs (including integration costs), certain items related to divestitures, share-based compensation expense, restructuring and asset impairment charges, non-cash interest expense on convertible notes, extinguishment of debt, changes in the fair value of the warrant liability prior to January 1, 2016, foreign exchange gains and losses and the non-cash impact on income tax expense.

Conference Call and Webcast Information

NXP will host a conference call on July 28, 2016 at 8:00 a.m. U.S. Eastern Time (2:00 p.m. Central European Time) to discuss its second quarter 2016 results and provide an outlook for the third quarter of 2016.

Interested parties may join the conference call by dialing 1 – 888 – 603 – 7644 (within the U.S.) or 1 – 484 – 747 - 6631 (outside of the U.S.). The participant pass-code is 48769210. To listen to a webcast of the event, please visit the Investor Relations section of the NXP website at www.nxp.com/investor. The webcast will be recorded and available for replay shortly after the call concludes.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 44,000 employees in more than 35 countries and posted revenue of $6.1 billion in 2015. Find out more at www.nxp.com.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-

party business partners or NXP’s relationship with them; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to successfully establish a brand identity; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s market segments and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga@nxp.com
+1 408 518 5411	+1 512 895 7398

NXP Semiconductors

Table 1: Condensed consolidated statement of operations (unaudited)

($ in millions except share data)	Three Months Ended
	July 3, 2016	April 3, 2016	July 5, 2015
Revenue	$2,365	$2,224	$1,506
Cost of revenue	(1,266)	(1,627)	(782)

Gross profit	1,099	597	724

Research and development	(416)	(403)	(195)
Selling, general and administrative	(283)	(296)	(167)
Amortization of acquisition-related intangible assets	(436)	(367)	(31)

Total operating expenses	(1,135)	(1,066)	(393)

Other income (expense)	10	(2)	1

Operating income (loss)	(26)	(471)	332

Financial income (expense):
Extinguishment of debt	(23)	(3)	—
Other financial income (expense)	(103)	(113)	2

Income (loss) before taxes	(152)	(587)	334

Benefit (provision) for income taxes	152	199	(14)
Results relating to equity-accounted investees	1	1	1

Net income (loss)	1	(387)	321
Less: Net income (loss) attributable to non-controlling interests	14	11	21

Net income (loss) attributable to stockholders	(13)	(398)	300

Earnings per share data:
Net income (loss) per common share attributable to stockholders in $:
Basic	$(0.04)	$(1.16)	$1.29
Diluted	$(0.04)	$(1.16)	$1.23

Weighted average number of shares of common stock outstanding during the period (in thousands):
Basic	341,299	341,830	232,681
Diluted	341,299	341,830	243,288

NXP Semiconductors

Table 2: Condensed consolidated balance sheet (unaudited)

($ in millions)	As of
	July 3, 2016	April 3, 2016	July 5, 2015
Current assets:
Cash and cash equivalents	$1,335	$1,488	$2,435
Accounts receivable, net	1,085	1,054	533
Assets held for sale (1)	1,101	8	361
Inventories, net	1,167	1,452	756
Other current assets	251	243	172

Total current assets	4,939	4,245	4,257

Non-current assets:
Other non-current assets	519	595	537
Property, plant and equipment, net	2,403	2,848	1,078
Identified intangible assets, net	7,847	8,446	496
Goodwill	8,873	9,239	1,825

Total non-current assets	19,642	21,128	3,936

Total assets	24,581	25,373	8,193

Current liabilities:
Accounts payable	873	948	739
Liabilities held for sale (2)	155	—	6
Restructuring liabilities-current	193	193	26
Accrued liabilities	749	821	516
Short-term debt	622	736	33

Total current liabilities	2,592	2,698	1,320

Non-current liabilities:
Long-term debt	8,272	8,270	5,014
Restructuring liabilities	30	31	3
Deferred tax liabilities	1,867	2,044	73
Other non-current liabilities	751	839	882

Total non-current liabilities	10,920	11,184	5,972

Non-controlling interests	188	299	250
Stockholders’ equity	10,881	11,192	651

Total equity	11,069	11,491	901
Total liabilities and equity	24,581	25,373	8,193

Notes:

(1)	Assets held for sale is comprised of - Accounts receivable, net $3, Inventories, net $236, Property, plant and equipment, net $339, Identified intangible assets, net $143, Goodwill $342 and Othere assets $38.
(2)	Liabilities held for sale is comprised of - Account payable $79 and , accued and other liabilities $76

NXP Semiconductors

Table 3: Condensed consolidated statement of cash flows (unaudited)

($ in millions)	Three Months Ended
	July 3, 2016	April 3, 2016	July 5, 2015
Cash Flows from operating activities
Net income (loss)	$1	$(387)	$321
Adjustments to reconcile net income (loss):
Depreciation and amortization	620	529	98
Stock-based compensation	80	99	36
Excess tax benefits from share-based compensation plans	(1)	(3)	—
Change in fair value of warrant liability	—	—	(18)
Amortization of discount on debt	7	8	9
Amortization of debt issuance costs	4	5	—
Net (gain) loss on sale of assets	(11)	—	(1)
Loss (gain) on extinguishment of debt	23	3	—
Results relating to equity accounted investees	(1)	(1)	(1)
Changes in deferred taxes	(171)	(221)	(3)
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other current assets	(61)	—	11
(Increase) decrease in inventories	46	441	(14)
Increase (decrease) in accounts payable and accrued liabilities	(120)	(47)	(73)
Decrease (Increase) in other non-current assets	(1)	4	10
Exchange differences	4	10	(40)
Other items	15	(26)	16

Net cash provided by (used for) operating activities	434	414	351

Cash flows from investing activities:
Purchase of identified intangible assets	(7)	(18)	(4)
Capital expenditures on property, plant and equipment	(71)	(88)	(91)
Proceeds from disposals of property, plant and equipment	—	—	2
Purchase of interests in businesses, net of cash acquired	—	(2)	(2)
Proceeds from sale of interests in businesses	18	—	1
Other	1	2	—

Net cash provided by (used for) investing activities	(59)	(106)	(94)

Cash flows from financing activities:
Net (repayments) borrowings of short-term debt	(1)	(5)	1
Repurchase of long-term debt	(1,872)	(204)	—
Principal payments on long-term debt	(8)	(14)	(8)
Proceeds from the issuance of long-term debt	1,750	—	1,000
Cash paid for debt issuance costs	(14)	—	(10)
Cash proceeds from exercise of stock options	27	45	9
Purchase of treasury shares	(397)	(266)	(162)
Hold-back payments on prior acquisitions	—	—	(2)
Excess tax benefits from share-based compensation plans	1	3	—

Net cash provided by (used for) financing activities	(514)	(441)	828

Effect of changes in exchange rates on cash positions	(14)	7	(5)

Increase (decrease) in cash and cash equivalents	(153)	(126)	1,080
Cash and cash equivalents at beginning of period	1,488	1,614	1,355

Cash and cash equivalents at end of period	1,335	1,488	2,435

NXP Semiconductors

Table 4: Reconciliation of GAAP to non-GAAP Segment Results (unaudited)

($ in millions)	Three Months Ended
	July 3, 2016	April 3, 2016		July 5, 2015
High Performance Mixed Signal (HPMS)	2,014	1,911		1,146
Standard Products	303	274		322

Product Revenue	2,317	2,185		1,468
Corporate and Other	48	39		38

Total Revenue	$2,365	$2,224		$1,506

HPMS Revenue	$2,014	$1,911		$1,146
Percent of Total Revenue	85.2%	85.9%		76.1%
HPMS segment GAAP gross profit	998	510		610
PPA effects	(64)	(493	) 1)	(1)
Restructuring	(10)	(3)		—
Stock based compensation	(9)	(13)		(3)
Other incidentals	—	—		(1)

HPMS segment non-GAAP gross profit	$1,081	$1,019		$615

HPMS segment GAAP gross margin	49.6%	26.7%		53.2%
HPMS segment non-GAAP gross margin	53.7%	53.3%		53.7%
HPMS segment GAAP operating profit	(56)	(486)		293
PPA effects	(501)	(847	) 1)	(18)
Restructuring	(39)	(14)		(6)
Stock based compensation	(73)	(92)		(29)
Other incidentals	13	—		(1)

HPMS segment non-GAAP operating profit	$544	$467		$347

HPMS segment GAAP operating margin	-2.8%	-25.4%		25.6%
HPMS segment non-GAAP operating margin	27.0%	24.4%		30.3%

Standard Products Revenue	$303	$274		$322
Percent of Total Revenue	12.8%	12.3%		21.4%
Standard Products segment GAAP gross profit	97	87		109
PPA effects	—	(1)		(1)
Restructuring	—	—		(1)
Stock based compensation	(2)	(1)		—
Other incidentals	—	—		(2)

Standard Products segment non-GAAP gross profit	$99	$89		$113

Standard Products segment GAAP gross margin	32.0%	31.8%		33.9%
Standard Products segment non-GAAP gross margin	32.7%	32.5%		35.1%
Standard Products segment GAAP operating profit	52	39		53
PPA effects	(8)	(12)		(12)
Restructuring	—	(1)		(1)
Stock based compensation	(6)	(7)		(7)
Other incidentals	(3)	—		(2)

Standard Products segment non-GAAP operating profit	$69	$59		$75

Standard Products segment GAAP operating margin	17.2%	14.2%		16.5%
Standard Products segment non-GAAP operating margin	22.8%	21.5%		23.3%

Corporate and Other Revenue	$48	$39		$38
Percent of Total Revenue	2.0%	1.8%		2.5%
Corporate and Other segment GAAP gross profit	4	—		5
PPA effects	(2)	(2)		(3)
Restructuring	—	(1)		1
Stock based compensation	(1)	(1)		—
Other incidentals	4	—		1

Corporate and Other segment non-GAAP gross profit	$3	$4		$6

Corporate and Other segment GAAP gross margin	8.3%	0.0%		13.2%
Corporate and Other segment non-GAAP gross margin	6.3%	10.3%		15.8%

Corporate and Other segment GAAP operating profit	(22)	(24)		(14)
PPA effects	(5)	(5)		(6)
Restructuring	(1)	(5)		(2)
Stock based compensation	(1)	—		—
Merger-related costs	(11)	(5)		(4)
Other incidentals	3	(2)		2

Corporate and Other segment non-GAAP operating profit	$(7)	$(7)		$(4)

Corporate and Other segment GAAP operating margin	-45.8%	-61.5%		-36.8%
Corporate and Other segment non-GAAP operating margin	-14.6%	-17.9%		-10.5%

1)	Includes Purchase Accounting effect on inventory that was fully amortized as of April 3, 2016.

NXP Semiconductors

Table 5: Financial Reconciliation of GAAP to non-GAAP Results (unaudited)

($ in millions except share data)	Three Months Ended
	July 3, 2016		April 3, 2016		July 5, 2015
Revenue	$2,365		$2,224		$1,506
GAAP Gross profit	$1,099		$597		$724
PPA effects	(66)		(496	) 1)	(5)
Restructuring	(10)		(4)		—
Stock Based Compensation	(12)		(15)		(3)
Other incidentals	4		—		(2)

Non-GAAP Gross profit	$1,183		$1,112		$734

GAAP Gross margin	46.5%		26.8%		48.1%
Non-GAAP Gross margin	50.0%		50.0%		48.7%
GAAP Research and development	$(416)		$(403)		$(195)
Restructuring	(32)		(11)		(5)
Stock based compensation	(30)		(32)		(9)
Other incidentals	1		—		—

Non-GAAP Research and development	$(355)		$(360)		$(181)

GAAP Selling, general and administrative	$(283)		$(296)		$(167)
PPA effects	(9)		(1)		—
Restructuring	2		(5)		(4)
Stock based compensation	(38)		(52)		(24)
Merger-related costs	(11)		(5)		(4)
Other incidentals	(5)		—		1

Non-GAAP Selling, general and administrative	$(222)		$(233)		$(136)

GAAP amortization of acquisition-related intangible assets	$(436)		$(367)		$(31)
PPA effects	(436)		(367)		(31)

Non-GAAP amortization of acquisition-related intangible assets	$—		$—		$—

GAAP Other income (expense)	$10		$(2)		$1
PPA effects	(3)		—		—
Other incidentals	13		(2)		—

Non-GAAP Other income (expense)	$—		$—		$1

GAAP Operating income (loss)	$(26)		$(471)		$332
PPA effects	(514)		(864	) 1)	(36)
Restructuring	(40)		(20)		(9)
Stock based compensation	(80)		(99)		(36)
Merger-related costs	(11)		(5)		(4)
Other incidentals	13		(2)		(1)

Non-GAAP Operating income (loss)	$606		$519		$418

GAAP Operating margin	-1.1%		-21.2%		22.0%
Non-GAAP Operating margin	25.6%		23.3%		27.8%
GAAP Financial income (expense)	$(126)		$(116)		$2
PPA effects	$3		3		—
Non-cash interest expense on convertible notes	(10)		(10)		(9)
Foreign exchange gain (loss)	(2)		(9)		40
Extinguishment on debt	(23)		(3)		—
Changes in fair value of warrant liability	—		—		18
Other financial expense	(6)		(4)		(11)

Non-GAAP Financial income (expense)	$(88)		$(93)		$(36)

GAAP Income tax benefit (provision)	$152		$199		$(14)
Other adjustments	170		213		(4)

Non-GAAP Cash tax (expense)	$(18)		$(14)		$(10)

GAAP Results relating to equity-accounted investees	$1		$1		$1
Other adjustments	1		1		1

Non-GAAP Results relating to equity-accounted investees	$—		$—		$—

GAAP Net income (loss)	$1		$(387)		$321
PPA effects	(511)		(861	) 1)	(36)
Restructuring	(40)		(20)		(9)
Stock based compensation	(80)		(99)		(36)
Merger-related costs	(11)		(5)		(4)
Other incidentals	13		(2)		(1)
Other adjustments	130	2)	188		35

Non-GAAP Net income (loss)	$500		$412		$372

GAAP Net income (loss) attributable to stockholders	$(13)		$(398)		$300
PPA effects	(511)		(861	) 1)	(36)
Restructuring	(40)		(20)		(9)
Stock based compensation	(80)		(99)		(36)
Merger-related costs	(11)		(5)		(4)
Other incidentals	13		(2)		(1)
Other adjustments	130	2)	188		35

Non-GAAP Net income (loss) attributable to stockholders	$486		$401		$351

GAAP Weighted average shares - diluted	341,299		341,830		243,288
Non-GAAP Adjustment	8,064		9,207		—

Non-GAAP Weighted average shares - diluted	349,363		351,037		243,288

GAAP Diluted net income (loss) attributable to stockholders per share	$(0.04)		$(1.16)		$1.23
Non-GAAP Diluted net income (loss) attributable to stockholders per share	$1.39		$1.14		$1.44

1)	Includes Purchase Accounting effect on inventory that was fully amortized as of April 3, 2016.
2)	Includes: During 2Q16: Non-cash interest expense on convertible Notes: ($10) million; Foreign exchange losses: ($2) million; Extinguishment of debt: ($23) million; Other financial expense: ($6) million; Results relating to equity-accounted investees: $1 million; and the difference between book and cash income taxes: $170 million.

NXP Semiconductors

Table 6: Adjusted EBITDA and Free Cash Flow (unaudited)

($ in millions)	Three Months Ended
	July 3, 2016	April 3, 2016	July 5, 2015
Net Income (loss)	$1	$(387)	$321

Reconciling items to EBITDA
Financial (income) expense	126	116	(2)
(Benefit) provision for income taxes	(152)	(199)	14
Depreciation	165	149	57
Amortization	455	380	41

EBITDA	$595	$59	$431

Reconciling items to adjusted EBITDA
Results of equity-accounted investees	(1)	(1)	(1)
Purchase accounting effect on inventory	—	448	—
Restructuring 1)	39	20	9
Stock based compensation	80	99	36
Merger-related costs	11	5	4
Other incidental items 1)	(8)	2	3

Adjusted EBITDA	$716	$632	$482

Trailing twelve month adjusted EBITDA	$2,377	$2,143	$1,831
1) Excluding depreciation property, plant and equipment and amortization of software related to:
Restructuring	1	—	—
Other incidental items	(5)	—	(2)

($ in millions)	Three Months Ended
	July 3, 2016	April 3, 2016	July 5, 2015
Net cash provided by (used for) operating activities	$434	$414	$351

Net capital expenditures on property, plant and equipment	(71)	(88)	(89)

Non-GAAP free cash flow	$363	$326	$262
Non-GAAP free cash flow as a percent of Revenue	15%	15%	17%